American (b. 1945)

Barbara Kruger

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fact
fiction

The Painting

Valued at $900k during Kruger's '22 market peak, this piece was acquired strategically and is being offered for $450k, ~50% less than our peak value appraisal.

Initial Offering Price	$450,000
Offering Circular	sec.gov
Deal Sheet	Download

High Sharp

Barbara Krug
compared to

Barb

S&P

Bond

Gold

Fundamentals

Attractive Peak Value: We retroactively appraised this Kruger piece to be worth $900k at her market's peak. We have conviction its price can return to those heights long-term.

Culturally Popular: Kruger's work is widely recognizable, appearing in museum shows, billboards, and magazine covers worldwide.

Recent Records: Kruger has seen compelling price growth at auction recently, with 4 of her top 5 auction prices coming since 2020, led by her $1.5M record in 2022.

Top-Selling Style: Black and white photographs with red artist's frames have been Kruger's most commercially desirable style, making up 7 of her top 10 auction records, featuring varying subject matters.

Rare Format: This photograph is one-of-a-kind, coming from an edition of just one work plus an artist's proof.

Institutional Acclaim: Kruger has seen growing institutional acclaim in recent years, showing at MoMA, LACMA, and the Art Institute of Chicago. She currently has a show up at the Guggenheim Bilbao.

94% Frequency of Appreciation: Kruger's artworks have historically appreciated in value almost every single time they've returned to auction, in 16 repeat sales between 1999 and 2023, according to our data.

High Sharpe Ratio: Kruger's Sharpe ratio is 1.51, one of the highest in our collection, and compares favorably to other popular asset classes over the same period ('99-'23).

Attractive Similar Sales: Over the past few decades, similar works have gone from selling for $36k in 1990 to $787k in 2025.

The Peak Value appraisals are based on the Masterworks Appraiser(s)' best judgment and opinion, are only valid as of the effective date of such appraisal, and does not reflect any sales of objects conducted after the effective date, including Masterworks transactions. Valuation of unique art objects require a high degree of subjectivity.

Price records by Barbara Kruger not included in set of similar sales to live offering (Masterworks 495).

Museum affiliation with artists is not an endorsement of Masterworks.

For information on Masterworks appraisal methodology, conflicts of interest and other considerations, see "Description of Business – Art Appraisals" in this offering circular, see Important Disclosures at masterworks.com/cd.

The Artist

Barbara Kruger (b. 1945, Newark, NJ) is an American artist who uses the visual tropes, language, and design aesthetics of commercial advertising to explore and often critique popular culture, feminism, and identity politics. Kruger addresses media and politics in their native tongue: sensational, authoritative, and direct. She demands that we consider how our identities are formed within culture, through representation in language and image.

Emerging

Artist Risk Classification


Mature
Speculative
Established
Emerging

Artist Risk Profile

This artist is Emerging based on scoring in Masterworks internal Artist Market Rating Profiles.

Important Collectors and Museums

- **Centre Pompidou**
  Paris, France
- 
  François Pinault
  Businessman
- **Hammer Museum**
  Los Angeles, CA
- 
  Jennifer Lopez
  Musician, Actress
- **LACMA**
  Los Angeles, CA
- **Metropolitan Museum of Art**
  New York, NY
- **Musée d'Art Moderne et d'Art Contempor...**
  Nice, France
- **Museum of Fine Arts, Boston**
  Boston, NY
- **Smithsonian American Art Museum**
  Washington, D.C.

Financials

Price Appreciation of Similar Works

11.4%



$800k
$600k
$400k
$200k
$0
1990
1995
2000
2005
2010
2015
2020
2025

Similar Sales

Painting	Year	Dimensions	Sale Date	Sale Price
[redacted]	1983	73 × 49 in	6/24/2025	$450,000
Untitled (Love For Sale)	1989	65 × 50 in	5/14/2025	$787,400
Untitled (You Are Not Yourself)	1983	72 × 49 in	5/13/2025	$756,000
Untitled (We Won't Be Our Own Best Enemy)	1986	49 × 56 in	6/28/2023	$414,741.60
Your Assignment Is To Divide And Conquer	1981	58 × 41 in	11/14/2019	$500,000
Untitled (I Will Not Become What I Mean To You)	1983	85 × 49 in	5/17/2017	$307,500
Untitled (Our Time Is Your Money)	1985	74 × 50 in	3/7/2017	$327,485.66
Untitled (Your Fact Is Stranger Than Fiction)	1983	73 × 49 in	11/17/2016	$384,500
Untitled (Wish You Were Here)	1988	67 × 48 in	5/10/2016	$197,000
Untitled (Your Life Is A Perpetual Insomnia) (1984)	1984	72 × 46 in	6/25/2013	$198,280.80
We are transformed into Special Effects (1985)	1985	49 × 69 in	5/12/2009	$134,500
"Our Time is Your Money" (1985)	1985	71 × 47 in	7/1/2008	$213,066.40

BARBARA KRUGER

b. 1945, UNITED STATES


fact
fiction

$450,000
INITIAL OFFERING

11.4%
ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

8.9%
ANNUAL GROWTH OF RECORD PRICE[4]

▲1.51
SHARPE RATIO[3]

13.9%
MEDIAN REPEAT SALE PAIR APPRECIATION[5]

Oil on canvas | 73 × 49 in.

Barbara Kruger is an internationally renowned second-wave feminist artist from the Pictures Generation best known for her provocative taglines in a white-on-red sans serif font superimposed on black and white photographs. abstraction and figuration with frenzied and vibrant applications of paint.

The Artwork is a prime example of Barbara Kruger's iconic black and white photographs overlaid with text from the 1980s. Executed in 1983, the Artwork is an example of Kruger's mature style, which juxtaposes found imagery culled from a variety of sources, such as magazines, television, and newspapers, with aphoristic text in a Futura Bold typeface. Kruger developed her signature style in the late 1970s and early 1980s, leveraging her previous experience in magazine editing to explore the circulation and cultural impact of images. Barbara Kruger adapts the well-known idiom "truth is stranger than fiction" by adding the pronoun "you" and substituting "truth" with "fact." Kruger's deliberate use of "you" immediately addresses and engages the viewer, prompting them to question what they see, hear, and read in mainstream media and how these messages might shape society, opinions, and understanding. This choice also recalls her response to Richard Prince in an interview for BOMB originally published in 1983, in which she explains her process: "Pictures and words seem to become the rallying points for certain assumptions. There are assumptions of truth and falsity and I guess the narratives of falsity are called fictions. I replicate certain words and watch them stray from or coincide with the notions of fact and fiction." Black and white photographs in a red artist's frame from the 1980s are Barbara Kruger's most iconic works, making up seven of the artist's top ten auction records, making it her most desirable technique. The Artwork is an original photograph from an edition of 1 of 1, plus an artist proof, making the image rare. The Artwork is a large-scale black and white photograph that depicts an ambiguous and imposing figure who appears to be looking under a microscope or possibly in the midst of creating a chemical or scientific experiment. The image of the bespectacled figure may have been adapted from a science-fiction film or novel, or possibly appropriated from a medical text. The phrase "Your fact is stranger than fiction" is overlaid diagonally across the image in a Futura Bold typeface. The words "fact" and "fiction" are treated in a larger black font in a white text box, while the words "Your...is stronger than..." are in a smaller white font in a black text box. Auction records for artworks similar in scale, style, and period are led by Untitled (Love for Sale) (1989), which sold for $787,400 at Sotheby's New York on May 15, 2025, Untitled (You Are Not Yourself) (1983), which sold for $756,000 at Christie's New York on May 14, 2025, and Your Assignment Is to Divide and Conquer (1981), which sold for $500,000 at Sotheby's New York on November 15, 2019.

THE ARTIST'S AUCTION RECORDS ARE LED BY UNTITLED (MY FACE IS YOUR FORTUNE) (1982), WHICH SOLD FOR $1,562,500 AT SOTHEBY'S NEW YORK ON NOVEMBER 16, 2022, UNTITLED (YOUR MANIAS BECOME SCIENCE) (1981), WHICH SOLD FOR $1,170,000 AT CHRISTIE'S NEW YORK ON NOVEMBER 9, 2021, AND UNTITLED (OUT OF YOUR MIND... IN YOUR FACE) (1989), WHICH SOLD FOR $1,068,829 (£889,000) AT SOTHEBY'S LONDON ON MARCH 1, 2023.

Barbara Kruger is represented internationally by David Zwirner. In 1999, she was the subject of a mid-career retrospective at the Museum of Contemporary Art in Los Angeles, which traveled to the Whitney Museum of American Art in New York the following year. She has also been the subject of solo exhibitions at the Palazzo delle Papesse - Centro Arte Contemporanea in Siena, the Moderna Museet in Stockholm, the National Gallery of Art in Washington, DC, and the Neue Nationalgalerie in Berlin, among many others. Kruger's artworks are represented in permanent collections at prestigious institutions around the world, including the Art Institute of Chicago, the Broad in Los Angeles, the Institute of Contemporary Arts in London, the Los Angeles County Museum of Art, the Metropolitan Museum of Art in New York, the Museum of Fine Arts in Boston, the Museum Ludwig in Cologne, the Museum of Modern Art in New York, the Saint Louis Art Museum, the Solomon R. Guggenheim in New York, the Tate in London, and the Whitney Museum of American Art in New York, among others. Kruger's auction market is characterized by a low level of auction volume based on $1.0 million in total sales over the previous year ending on December 31, 2024, based on publicly available auction records as tracked by third-party data sources. The artist's auction records are led by Untitled (My face is your fortune) (1982), which sold for $1,562,500 at Sotheby's New York on November 16, 2022, Untitled (Your Manias Become Science) (1981), which sold for $1,170,000 at Christie's New York on November 9, 2021, and Untitled (Out of your mind... In your face) (1989), which sold for $1,068,829 (£889,000) at Sotheby's London on March 1, 2023.

AUCTION RESULTS FOR SIMILAR WORKS[2]


787400
756000
500000
414742
384500
327486
307500
210566
194531
197000
132000
36000
41756
19200
9600
14664
36000
31200
48000
1/1/1995
1/1/2000
1/1/2005
1/1/2010
1/1/2015
1/1/2020
1/1/2025
Implied Historical Growth

Barbara Kruger (b. 1945, Newark, New Jersey) is an internationally renowned second-wave feminist artist from the Pictures Generation best known for her provocative taglines in a white-on-red sans serif font superimposed on black and white photographs. Kruger attended Syracuse University for a year in 1964 before transferring to Parsons School of Design in New York, where she completed her degree under the mentorship of Diane Arbus and Marvin Israel. A year later, she worked as a page designer at Condè Nast and a picture editor for Mademoiselle and House & Garden. Her professional experience in commercial advertising and print media directly influenced her artwork, which pastes the popular graphic design typesets Futura Bold Oblique and Helvetica Ultra Compressed on manipulated found photographs. Kruger appropriates these commercial graphic strategies to interrogate feminist, capitalist, and consumerist issues. Her use of mass media as a vehicle for social criticism places her within the Pictures Generation, a conceptual art movement inspired by a course taught by John Baldessari at the California Institute of the Arts that quickly spread to New York in the late 1970s. As part of the Pictures Generation, Kruger worked alongside influential artists such as Louise Lawler, Richard Prince, Cindy Sherman, and Robert Longo, among others. In 1989, a movement to repeal Roe v. Wade led Kruger to more explicitly advocate for women's reproductive rights and produce her iconic untitled work with the phrase "Your body is a battleground." In 1991, Kruger's immersive exhibition at Mary Boone Gallery in New York set the precedent for her provocative site-specific installations. Her compelling images have since appeared in unlikely exhibition spaces like billboards, train stations, buses, and municipal buildings. In 2005, Kruger was commissioned to design the facade of Italy's pavilion at the Venice Biennale and was honored with the prestigious Golden Lion for Lifetime Achievement award. Kruger's success continues to grow to new heights with a string of recent solo exhibitions and commissions, including a large-scale commission for MoMA's atrium in 2022. Kruger continues to live and work between Los Angeles and New York.




Your
fact
is
stranger
than
fiction

BARBARA KRUGER


Your
fact
is
stranger
than
fiction

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Barbara Kruger with the following criteria: Black and white photographs created in the 1980s that measure between 40 inches by 40 inches and 90 inches by 90 inches and with facial imagery as a primary subject. This set excludes diptychs and Untitled (My Face is Your Fortune) (1982) for quality. The data was sourced from the Masterworks public sale database based on publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Barbara Kruger has a risk-adjusted appreciation of 1.51. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Barbara Kruger have a record price compound annual growth rate ("CAGR") of 8.9% from May 2, 1988 to December 31, 2024. This calculation is based on (i) a record price of $55,000 on May 2, 1988, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,250,000, the most recent record price as of December 31, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Barbara Kruger is 13.9%, which is based on 16 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Barbara Kruger was November 17, 1999 and ending on the last date a repeat sale occurred for such artist, which in the case of Barbara Kruger was May 15, 2023. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.